EXHIBIT 21


                   SUBSIDIARIES OF GREG MANNING AUCTIONS, INC.



The subsidiaries of Greg Manning Auctions, Inc., which are wholly owned except where indicated, are as follows:

                                                      Jurisdiction of
Name                                                  Incorporation
----                                                  -------------
Spectrum Numismatics International, Inc.              California
Teletrade, Inc.                                       Delaware
Ivy & Mader Philatelic Auctions, Inc.                 Texas
Greg Manning Galleries, Inc.                          New York
Kensington Associates, LLC                            California